Exhibit 99.1    Presentation by L. Yves Fortier, Chairman of the Board of Alcan Inc.

Notes for remarks by

L. Yves Fortier

Chairman

 Alcan Inc.

To the 105th Annual General Meeting of Shareholders

Montreal, Canada

April 26, 2007

Good morning ladies and gentlemen.

I would like to begin by congratulating Richard Evans and his team for an outstanding year in 2006 – Dick's first at Alcan's helm. With the strong aluminum market and a seamless succession in the CEO's office, the Company's continued focus on value maximization paid off with record results.

Dick is to be credited as well for surrounding himself with an extremely capable and highly motivated team. As you may be aware, the unanticipated departure of the head of one of our four business groups late in 2006 provided an opportunity to renew and further strengthen the Executive Committee of the Company. Internal promotions resulted in new leadership for three of Alcan's four businesses.

From a governance perspective, the fact that we were able to expeditiously find outstanding candidates from within to fill those key posts attests to the depth of talent in the corporation and to our talent-development and succession-planning process.  I would point out that, after the new appointments, three of the four business groups continue to be led by women.  This is an impressive demonstration that the glass ceiling does not exist at Alcan.

Alcan is fortunate to have a heritage of strong corporate governance. As I suggested in this year's annual review, strong governance is arguably more vital than ever, as we extend the Company's reach to encompass new activities and new markets around the globe.  Aside from helping the organization avoid potential financial, political and ethical pitfalls – which pose considerable risk in certain parts of the world – strong corporate governance solidifies Alcan's reputation and reinforces Alcan's status as a preferred business partner.

On that note, I wish to thank my fellow Board members for their wise counsel and support over the course of the year, and to formally welcome two new directors, Heather Munroe-Blum and Jeffrey Garten.  Dr. Munroe-Blum is well known in Montreal and elsewhere in Canada and beyond.  She is principal and vice-chancellor of McGill University.  Mr. Garten, who joined our Board in February, heads a global consulting firm and teaches at the Yale School of Management, where he previously served as Dean following important positions in government and on Wall Street.  Heather and Jeffrey are exceptional persons whose extensive experience and leadership skills will be valuable assets around the boardroom table.

Regrettably, two directors will be leaving the Board.  Guy Saint-Pierre, having reached retirement age, is stepping down after 13 years of extremely valuable service.  We wish him well in his retirement.  Gwyn Morgan is not standing for reelection because of the pressing demands on his time due to other commitments, in particular, his appointment to the international Board of HSBC Bank, with which Gwyn has had a long association.

Another of Alcan's strong suits is its long-standing commitment to sustainability. As the theme of this year's annual review pointedly suggested, we are inextricably linked to this planet and to the hundreds of communities worldwide where Alcan has a presence. What we do in one part of the world inevitably reverberates not only throughout our own organization but also with outside stakeholders.

During 2006, Alcan's leadership in this area earned it widespread recognition. For example, our company was once again, for the fifth consecutive year, included in the Dow Jones Sustainability World Index. In December, Alcan was named the industry champion for metals on Fortune Magazine's list of the "World's Most Admired Companies".  Alcan was also ranked the top company in Canada.

At Alcan, two of our highest priorities are the health and safety of our employees and the stewardship of our environment.  So it was particularly gratifying that our Company ranked second out of the 1,000 global corporations included in the Fortune survey for our efforts with regard to communities and the environment.

While we are on the subject of meritorious achievements, I would like to take this opportunity to congratulate India's Barefoot College, the 2006 winner of the $1-million Alcan Prize for Sustainability. Since 1972, this grassroots NGO has been working to improve the lives of India's poorest people, providing practical, hands-on skills training that enables them to help their rural communities deal with issues ranging from clean drinking water and electricity shortages to female education, health and sanitation, rural unemployment and ecological systems.

The Alcan Prize for Sustainability was created to recognize the critical role of the not-for-profit sector in promoting and implementing sustainable development around the world. Perhaps even more importantly, the Prize recognizes that we all have a role to play in preserving our planet for future generations ... and that we play our roles more effectively when we work together.

Thank you very much for your attention.

I would now like to invite our President and CEO to address the meeting...Dick.

3